Exhibit 99.1

SB Financial Group Declares Quarterly Cash Dividend

on Common Stock of $0.13 Cents

Defiance, OH, July 25, 2023 – SB Financial Group, Inc. (NASDAQ: SBFG) ("SB Financial") announced that its board of directors passed a resolution declaring a quarterly cash dividend of $0.13 per common share, payable on August 25, 2023, to shareholders of record as of August 11, 2023.

“We are quite pleased to return to our shareholders a common dividend of $0.13 a share representing a 8 percent increase over the prior quarter of $0.12 and collectively, for the last four quarters, $0.51 per share vs. $0.47 per share or 9 percent over the previous four quarters, and represents a 3.8% yield.” said Mark Klein, Chairman, President and CEO of SB Financial. In addition, we repurchased 91,000 shares in the quarter, continuing our strategy of accretion in earnings per share and tangible book value.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 23 offices: 22 in nine Ohio counties and one in Fort Wayne, Indiana, and 23 ATMs. State Bank has six loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and title opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market with the ticker symbol “SBFG”.

In May 2023, SB Financial was valued #163 on the American Banker Magazine’s list of top 200 publicly traded Community Bank and Thrifts based on three-year average return on equity.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, the duration and scope of the COVID-19 outbreak in the United States and the market areas in which SB Financial and its subsidiaries operate, including the impact to the state and local economies of prolonged shelter in place orders and the pandemic generally, risks and uncertainties inherent in the national and regional banking industry, changes in economic conditions in the market areas in which SB Financial and its subsidiaries operate, changes in policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in SB Financial and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, the loss of key personnel and other risks identified in SB Financial’s Annual Report on Form 10-K and documents subsequently filed by SB Financial with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and SB Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, except as required by law. All subsequent written and oral forward-looking statements attributable to SB Financial or any person acting on its behalf are qualified by these cautionary statements.

Investor Contact Information:

Mark A. Klein

Chairman, President and CEO

Mark.Klein@YourStateBank.com

Anthony V. Cosentino

Executive Vice President

Chief Financial Officer

Tony.Cosentino@YourStateBank.com